Exhibit 12


                                 Motorola, Inc.
                      Ratio of Earnings to Fixed Charges


                            Six Months
                              Ended            Years Ended December 31,
                           June     June
                            28,      29,
(In Millions)              1997     1996   1996   1995   1994   1993   1992

Pretax Income (1)          $948   $1,096 $1,810 $3,195 $2,447 $1,481   $809

Capitalized interest        ($1)      $0     $0     $0     $0     $0    ($1)

Fixed charges              $157     $181   $357   $302   $277   $254   $269
(as calculated below)

Earnings (2)             $1,104   $1,277 $2,167 $3,497 $2,724 $1,735 $1,077




Fixed charges:

Interest expense           $109     $144   $263   $228   $215   $203   $219

Rent expense                $48      $36    $93    $74    $62    $51    $50
interest factor

Total fixed charges (3)    $157     $180   $356   $302   $277   $254   $269


Ratio of earnings to
fixed charges               7.0      7.1    6.1   11.6    9.8    6.8    4.0




(1)  After adjustments required by Item 503 (d)(3)(ii),(iii) and
     (iv) of SEC Regulation S-K.

(2)  As defined in Item 503 (d)(3) of SEC Regulation S-K.

(3)  As defined in Item 503 (d)(4)(i) of SEC Regulation S-K.